EXHIBIT 3.1
AMENDMENT NO. 2
TO THE
THIRD AMENDED AND RESTATED BYLAWS
of
METROPCS COMMUNICATIONS, INC.
          The following Amendment No. 2 to the Third Amended and Restated Bylaws, is adopted by the Board of Directors of MetroPCS Communications, Inc. (the “Corporation”) as of November 11, 2008:
     1. The Third Amended and Restated Bylaws are amended by restating Article II, Section 11 thereof in its entirety as follows:
     “11. Unless otherwise provided in the Certificate of Incorporation, the provisions of this Section 11 shall apply to the nominations of directors to the Board of Directors. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders or any special meeting of stockholders at which directors are to be elected as provided in the notice of meeting delivered in accordance with Section 6 of this Article II. Nominations for election to the Board of Directors must be made by the Board of Directors or by any Eligible Stockholder (as defined below). Nominations, other than those made by the Board of Directors of the Corporation, must be preceded by notification in writing for each nominee received by the secretary of the Corporation at the executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) calendar day nor earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the first anniversary of the preceding year’s annual meeting regardless of whether the party or parties seeking to make the nominations are seeking to include the nominees in management’s proxy materials or in their own or other proxy materials; provided, however, that in the event that the date of the annual meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after such anniversary date, notification must be received by the secretary of the Corporation not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to such annual meeting but not later than the close of business on the latter of the ninetieth (90th) calendar day prior to such annual meeting or the tenth (10th) calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation, and (ii) in the case of a special meeting, not later than the close of business on the ninetieth (90th) calendar day nor earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the date of such special meeting, or if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. Such notification shall contain the following:

          (a) the written consent of each proposed nominee to serve as a director if so elected;
          (b) the following information as to each proposed nominee:
               (1) the name, age, citizenship, residence, address, and business address of each proposed nominee;
               (2) the principal occupation or employment, and the name, type of business and address of the Corporation or other organization in which such employment is carried on, of such proposed nominee and of each such person nominating such proposed nominee;
               (3) the qualifications of such proposed nominee to serve as a director of the Corporation;
               (4) the amount of stock of the Corporation owned of record and beneficially, either directly or indirectly, by each proposed nominee;
               (5) a description of any arrangement or understanding of each proposed nominee and of each person proposing such nomination with each other or any other person regarding future employment or any future transaction to which the Corporation will or may be a party; and
               (6) all information required by the Corporation’s director questionnaire then in use by the Corporation for its directors and officers, a copy of which shall be available at the offices of the Corporation; and
          (c) the following information with respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee:
               (1) the name and address of such stockholder, as they appear on the Corporation’s books, and such beneficial owner;
               (2) the class and number of shares of the Corporation which are owned of record and beneficially by such stockholder and such beneficial owner;
               (3) the voting rights of such stockholder; and
               (4) the hedging and derivative positions of such stockholder, if any, in the Corporation’s stock.
     In addition to the information described above, the Corporation may require any proposed nominee or proposing stockholder to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee and his/her relationship to the proposing stockholder.
     The presiding officer of the meeting shall have the authority to determine and declare to the meeting that a nomination not made in accordance with the foregoing procedures is defective and shall be disregarded.
     The term “Eligible Stockholder” means a stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice by such stockholder provided for in this Section 11 or Section 12 (as the case may be) and on the record date for the determination of stockholders entitled to vote at the applicable annual or special meeting of the stockholders, (ii) who is entitled to vote on the business proposed in such notice to be conducted at an annual meeting of the stockholders (in the case of Section 12) or for the election of directors to be elected at an annual or special meeting of stockholders (in the case of this Section 11) and (iii) who complies with the applicable procedures set forth in this Section 11 or Section 12 (as the case may be).
     Public announcement of a stockholder meeting shall be deemed to occur upon disclosure of the date of such meeting in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).”
     2. The Third Amended and Restated Bylaws are amended by restating Article II, Section 12 thereof in its entirety as follows:
     “12. At any meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any Eligible Stockholder who complies with the notice procedures set forth in these Bylaws. The procedures referred to in clause (c) of the immediately preceding sentence and described in the remainder of this Section 12 shall be the exclusive means for a stockholder to submit business (other than stockholder proposals properly submitted in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) to be considered or acted upon at an annual meeting of stockholders. To be properly brought before a special meeting of the stockholders, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, and stockholders shall not be entitled to submit business to be considered or acted upon at any special meeting. For the avoidance of doubt, the nomination of directors and the election of directors are deemed separate and distinct items of business, and candidates eligible for election to the Board of Directors at any meeting will be limited to those candidates who have been nominated in accordance with the provisions of Section 11.
For business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of this Section 12, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) calendar day nor earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after such anniversary date, notice to the Corporation to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to such annual meeting but not later than the close of business on the latter of the ninetieth (90th) calendar day prior to such annual meeting or the tenth (10th) calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation. A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (i) a precise description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of the Corporation which are owned of record and beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf of the proposal is made, (iv) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business, (v) the voting rights of such stockholder; and (vi) the hedging and derivative positions of such stockholder, if any, in the Corporation’s stock. The preceding requirements must be met independently for each item of business that any stockholder proposes to bring before a meeting, regardless of whether the stockholder seeks to include the proposal in management’s proxy materials or in their own or other proxy materials.
     Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 12. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by this Section 12, and if such person should so determine, such person shall so declare to the meeting any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12.”
     3. The Third Amended and Restated Bylaws are amended by adding the following new section to Article II at the end thereto:
     “14. Failure to receive notice of any meeting shall not invalidate the meeting.”